FREE WRITING PROSPECTUS Dated May 16, 2023	Filed Pursuant to Rule 433 Registration No. 333-264720 Registration No. 333-264720-01 Registration No. 333-264720-02

*Pricing Details** $804.48mm World Omni Automobile Lease Securitization Trust (WOLS 2023-A) Prime Auto Lease ABS

Joint Leads:	MUFG (struc), BofA, TD, Wells Fargo
Co-Managers:	PNC, US Bank

CAPITAL STRUCTURE

CLS	SZ($mm)	WAL	MDY/FTCH*	P.WIN	E.FIN	L.FIN	BENCH		SPRD	YLD	CPN	PX
A-1	88.000	0.14	P-1/F-1+	1-4	09/23	05/24	I-CURV	+	20	5.217	5.217	100.00000
A-2A	232.000	1.07	Aaa/AAA	4-21	02/25	11/25	I-CURV	+	76	5.541	5.47	99.99187
A-2B	115.500	1.07	Aaa/AAA	4-21	02/25	11/25	SOFR30A	+	76			100.00000
A-3	272.500	1.99	Aaa/AAA	21-28	09/25	09/26	I-CURV	+	108	5.126	5.07	99.99622
A-4	61.400	2.44	Aaa/AAA	28-31	12/25	07/28	I-CURV	+	120	5.098	5.04	99.98946
B	35.080	2.60	Aa2/AA	31-32	01/26	07/28			Retained

* Minimum required ratings

-TRANSACTION DETAILS-

BBG Ticker	: WOLS 2023-A
Deal Size	: $804.48mm
Format	: SEC Registered
Exp. Ratings	: Moody's / Fitch
ERISA	: Yes
Risk Retention	: US RR = Yes
Min Denoms	: $1k x $1k
Pxing Speed	: 75% PPC to Maturity
Expected Settle	: 05/24/2023
First Pay Date	: 06/15/2023
B&D	: MUFG

-ATTACHMENTS-

Preliminary Prospectus, FWP, CDI (attached)

Dealroadshow	: https://dealroadshow.com
Entry Code (Case Sensitive)	: WOLS2023A
Direct Link	: https://dealroadshow.com/e/WOLS2023A
Intex Deal name	: mitwols_2023-a / Password: 24XX
SSAP	: WOLS2023A

-CUSIPs-

A-1 981944AA9

A-2A 981944AB7

A-2B 981944AC5

A-3 981944AD3

A-4 981944AE1

B 981944AF8

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.